Exhibit (a)(5)(iii)

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information:

Shareholder Services

(866) 270-7788

closedendfunds@virtus.com

Virtus Total Return Fund Announces

Preliminary Results of Tender Offer

Hartford, CT, March 16, 2017 – Virtus Total Return Fund (NYSE: DCA) today announced that its tender offer for 10,986,443.69 of its issued and outstanding shares of common stock, representing approximately 40 percent of the fund’s outstanding shares, expired at 11:59 p.m., New York time, on March 15, 2017.

Based upon current information, approximately 17,623,275 shares were tendered, including shares tendered pursuant to notices of guaranteed delivery. Based on this preliminary information, the pro-ration for each tendering stockholder is estimated to be 62.3405 percent of the shares properly tendered. These numbers are subject to adjustment and should not be regarded as final. The actual number of shares to be purchased is anticipated to be announced on March 22, 2017. Payment for such shares will be made on or about March 27, 2017. The purchase price of properly tendered shares is 99 percent of the net asset value per share determined as of the close of the regular trading session of the New York Stock Exchange (NYSE) on March 15, 2017, which is equal to $4.8708 per share.

About the Fund

The Virtus Total Return Fund is a non-diversified closed-end fund with an objective of total return, consisting of both capital appreciation and current income, as determined by the fund's investment adviser, Virtus Investment Advisers, Inc. The fund has been managed since

Virtus Total Return Fund Announces Tender Offer Results - 2

December 9, 2011 by Duff & Phelps Investment Management Co. and Newfleet Asset Management, LLC.

For more information on the fund, contact shareholder services at (866) 270-7788, by email at closedendfunds@virtus.com, or through the closed end fund section on the web at www.virtus.com.

About Duff & Phelps Investment Management Co.

Duff & Phelps Investment Management Co. has more than 35 years of experience managing investment portfolios, including institutional separate accounts and open- and closed-end funds investing in utilities, infrastructure, real estate investment trusts (REITs), and master limited partnerships (MLPs). For more information about Duff & Phelps, visit www.dpimc.com.

About Newfleet Asset Management

Newfleet Asset Management provides comprehensive fixed income portfolio management in multiple strategies. Newfleet Multi-Sector Strategies leverages the knowledge and skill of a team of investment professionals with expertise in every sector of the bond market, including evolving, specialized, and out-of-favor sectors. The team employs active sector rotation and disciplined risk management to portfolio construction, avoiding interest rate bets and remaining duration neutral to each strategy's stated benchmark. For more information visit www.newfleet.com.

Fund Risks

An investment in a fund is subject to risk, including the risk of possible loss of principal. A fund’s shares may be worth less upon their sale than what an investor paid for them. Shares of closed-end funds may trade at a discount to their net asset value. For more information about each fund’s investment objective and risks, please see the fund’s annual report. A copy of the fund’s most recent annual report may be obtained free of charge by contacting “Shareholder Services” as set forth at the end of this press release.

Forward-Looking Information

This press release contains statements that are, or may be considered to be, forward-looking statements. All statements that are not historical facts, including statements about beliefs or expectations, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “estimate,” “plan,” “intend,” “believe,” “anticipate,” “may,” “will,” “should,” “could,” “continue,” “project,” or similar statements or variations of such terms.

Virtus Total Return Fund Announces Tender Offer Results - 3

Forward-looking statements are based on a series of expectations, assumptions, and projections; are not guarantees of future results or performance; and may involve risks and uncertainty. All forward-looking statements are as of the date of this release only; the funds undertake no obligation to update or review any forward-looking statements. The funds can give no assurance that such expectations or forward-looking statements will prove to be correct. Actual results may differ materially. You are urged to carefully consider all such factors.

For Further Information:	Media Relations:

Shareholder Services (866) 270-7788 closedendfunds@virtus.com	Joe Fazzino Virtus Investment Partners 860-263-4725	Jacob Green Kwittken & Co. 646-747-7145

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